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                                                                    Exhibit 23.1

                            CONSENT OF KPMG LLP


The Board of Directors
ebix.com, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-46066, 333-23261, and 033-62901) on Form S-8 and (Nos. 333-12781 and
33-62427) on Form S-3/A of ebix.com, Inc. of our report dated March 30, 2001, relating to the consolidated balance sheets of ebix.com, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, and the related consolidated financial statement schedule for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of ebix.com, Inc.

Chicago, Illinois
March 30, 2001